N-SAR Exhibit: Sub-item 77I
Legg Mason Partners Equity Trust
Permal Alternative Select Fund


In connection with the terms of the offering of Class A, Class C, Class FI, Class R, Class I and Class IS Shares of Permal Alternative Select Fund (the "Fund"), Registrant incorporates by reference, the Fund's prospectus, Statement of Additional Information, Management Agreement and Subadvisory Agreements, and other related agreements thereto, as filed with the Securities and Exchange Commission pursuant to Rule 485(a)of the Securities Act of 1933, on post-effective Amendment No. 292 to Form N-1A, on January 10, 2014 (Accession No. 0001193125-14-007698).